Exhibit 99.1 Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 10, 2021	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2021 Fourth Quarter and Full Year Results
and Financial Outlook for Fiscal 2022

•The Company delivered Diluted net earnings per share of $1.14 and Adjusted earnings per share of $0.79 in the fourth quarter, up 34% from the prior year, despite increasing inflationary cost pressures. (1)

•Net Sales exceeded $3.0 billion, up 10.1% from the prior year, driven by our sixth consecutive year of organic growth.

•Full year Diluted net earnings per share of $2.11, inclusive of a $1.11 loss on debt extinguishment from debt refinancing. Adjusted earnings per share of $3.48 in fiscal 2021, up 51% from the prior year. (1)

St. Louis —November 10, 2021—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2021.

“Elevated demand and distribution gains resulted in our sixth consecutive year of organic growth,” said Mark LaVigne, President and Chief Executive Officer. "This growth, combined with synergy realizations that partially offset rising input costs, delivered Adjusted earnings per share of $3.48 in fiscal 2021. I am incredibly proud of the work that our team around the world has done to succeed in delivering these results despite the difficult operating environment we continue to face.”

“Looking forward, we expect demand for our products to normalize and inflationary pressures to persist throughout fiscal 2022. We have executed or have planned pricing across 85% of our business and will continue to evaluate additional pricing and cost reduction efforts. As we navigate through this volatile macro environment, we are focused on maintaining top-line momentum and optimizing our cost structure enabling us to invest in our brands, return cash to shareholders and pay down debt.”

Top-Line Performance

For the fourth fiscal quarter, strong auto care performance drove net sales growth. This was offset by battery declines as a result of the COVID-19 elevated demand experienced in the prior year fourth quarter. Net sales were $766.0 million for the fourth fiscal quarter compared to $763.0 million in the prior year period and $3,021.5 million for the fiscal year compared to $2,744.8 million for the prior fiscal year.

	Fourth Quarter	% Chg	Full Fiscal Year	% Chg
Net Sales - FY'20	$763.0		$2,744.8
Organic	(5.8)	(0.8)%	200.5	7.3%
Impact of FY 2021 Acquisitions	1.8	0.2%	27.0	1.0%
Change in Argentina operations	1.3	0.2%	6.8	0.2%
Impact of currency	5.7	0.8%	42.4	1.6%
Net Sales - FY'21	$766.0	0.4%	$3,021.5	10.1%
__________________
(1) See Press Release attachments and supplemental schedules for additional information, including the GAAP to Non-GAAP reconciliations.

For the fiscal quarter, organic net sales decreased 0.8% due to the following items: (1)

•Replenishment was down approximately 2.3% as the prior year period was elevated due to increased battery demand and the timing of orders;

•Distribution gains in both battery and auto contributed an increase of approximately 0.9%; and

•Favorable pricing contributed approximately 0.6%.

For the fiscal year, organic net sales increased 7.3% due to the following items: (1)

•New distribution in both segments and across all categories, contributed approximately 3.9% of the increase;

•Increased year over year global demand contributed approximately 2.6%, driven by higher battery sales earlier in the fiscal year and increased auto care sales throughout the fiscal year; and

•Favorable pricing contributed approximately 0.8% to the organic increase.

Gross Margin

Gross margin percentage on a reported basis for the fourth fiscal quarter was 36.5%, versus 36.9% in the prior year quarter, and was 38.4% for fiscal 2021, versus 39.4% in the prior year. Excluding the acquisition and integration costs in both years, gross margin was 37.7% for the fourth fiscal quarter, down 70 basis points from the prior year quarter, and was 39.6% for the fiscal year, down 100 basis points from prior year.(1)

	Fourth Quarter	Full Fiscal Year
Adjusted Gross Margin - FY'20 (1)	38.4%	40.6%
Product input cost	(4.2)%	(2.8)%
Mix impact	(0.2)%	(0.6)%
Lower margin rate profile of the FY 21 acquired businesses	(0.1)%	(0.2)%
Synergy realization	1.3%	1.8%
Net reduction of FY20 COVID-19 cost impact	2.5%	0.6%
Currency	—%	0.2%
Adjusted Gross Margin - FY'21 (1)	37.7%	39.6%

The Gross margin decrease for the quarter and fiscal year was driven by higher input costs, including labor costs, commodities, tariffs and transportation, consistent with ongoing inflationary trends. Additionally, gross margin was negatively impacted by mix as our auto care business, which has a lower gross margin percentage, experienced strong organic growth in the quarter and full fiscal year.

Partially offsetting these margin impacts were synergies of approximately $9 million and $50 million for the quarter and fiscal year, respectively, and the net favorable impact of eliminating incremental COVID-19 costs which impacted the prior year.

Selling, General and Administrative expense (SG&A)

SG&A, excluding acquisition and integration costs, for the fourth fiscal quarter was 14.3% of net sales, or $109.4 million, as compared to 15.6% of net sales, or $118.8 million, in the prior year. The absolute dollar decrease of $9.4 million was primarily driven by a reduction in compensation costs year over year.(1)

SG&A, excluding acquisition and integration costs, for fiscal 2021 was $443.8 million, or 14.7% of net sales, as compared to $444.5 million, or 16.2% of net sales, in the prior year. The decrease, as a percent of Net sales, was primarily driven by synergy realization and higher net sales while SG&A expense remained consistent with prior year.(1)

Advertising and promotion expense (A&P)

A&P was 5.4% of net sales for both the fourth fiscal quarter and fiscal 2021. For the quarter, this was an increase of 10 basis points, or $1.1 million. For fiscal 2021, spending was flat as a percentage of net sales while absolute spending increased $15.0 million. The increase was due to planned incremental investment in our product portfolio as we continue to invest in support of our brands and innovation.

Earnings Per Share and Adjusted EBITDA	Fourth Quarter		Full Fiscal Year
(In millions, except per share data)	2021	2020	2021	2020
Net earnings/(loss) from continuing operations	$83.2	$(41.7)	$160.9	$46.8
Diluted net earnings/(loss) per common share - continuing operations	$1.14	$(0.67)	$2.11	$0.44

Adjusted net earnings from continuing operations(1)	$57.8	$44.7	$255.4	$176.8
Adjusted diluted net earnings per common share - continuing operations (1)	$0.79	$0.59	$3.48	$2.31
Adjusted EBITDA(1)	$135.9	$140.4	$620.3	$562.0

The Company took advantage of favorable debt markets and refinanced its debt capital structure over the past 18 months. Interest expense decreased by $13.4 million and $33.2 million, respectively, for the quarter and full fiscal year compared to the prior year, primarily as a result of the refinancing activity.

For the quarter, Adjusted net earnings per share increased 34% over the prior year due to a reduction in SG&A expense and interest savings, driven by our debt refinancing. For the full year, Adjusted net earnings per share increased 51% over the prior year reflecting organic revenue growth, synergy realization, reduction in incremental COVID-19 costs and interest savings, partially offset by higher A&P in the current period.

Free Cash Flow and Continued Return of Capital

•Generated year-to-date cash flows from continuing operations of $179.7 million, as compared to $389.3 million in the prior year, and Adjusted free cash flow from continuing operations of $203.5 million in the current year. Contributing to the decrease was the expected impact of quarter-over-quarter working capital changes, largely driven by an increase in inventory levels. During the year, we took a proactive approach to invest in incremental safety stock given the continued volatility of the global supply network– including uncertainty around product sourcing, transportation challenges and labor availability. In addition to the working capital changes, the prior year's first quarter benefited from a one-time $30 million receipt of a valued added tax refund settlement.(1)

•Paid dividends in the quarter of approximately $20 million, or $0.30 per common share and $4.1 million, or $1.875 per share of mandatory preferred convertible stock. Dividend payments for the year were $83.9 million, or $1.20 per common share and $16.2 million, or $7.50 per share of mandatory preferred convertible shares.

•Repurchased approximately 2 million shares of common stock in the fiscal year. This included 1.5 million shares repurchased in the fourth fiscal quarter under the $75 million Accelerated Share Repurchase (ASR) program the Company entered into in August 2021. The program will be completed in the first fiscal quarter of 2022 and approximately 1.9 million total shares are expected to be repurchased.

Financial Outlook and Assumptions for Fiscal Year 2022 (1)

Our categories remain very healthy and have experienced solid growth when compared to pre-pandemic levels. As we enter into fiscal 2022, we are benefiting from significant pricing actions we have executed, however input costs have continued to rise dramatically. Looking specifically at our key metrics for fiscal 2022:

•We expect organic revenue to be roughly flat, with auto care growth and pricing actions across all businesses offset by expected declines in battery as we comp prior year elevated COVID-19 demand in the first two fiscal quarters. We also expect reported revenue will be negatively impacted by foreign currency headwinds of $20 million to $25 million at current rates.

•Product input costs, including raw materials, labor and transportation costs have risen rapidly over the past quarter. While we expect the absolute dollar impact of these rising costs to be offset by pricing actions and cost reduction efforts, we anticipate gross margin headwinds of approximately 150 basis points based on current rates and assumptions. These inflationary cost pressures, combined with the anticipated volume declines in battery in the first half of the year are expected to result in Adjusted earnings per share in the range of $3.00 to $3.30 and Adjusted EBITDA in the range of $560 million to $590 million. The current operating environment remains very volatile and we will remain focused on offsetting headwinds through additional pricing and cost reduction opportunities in fiscal 2022.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter and fiscal 2021 financial results and the financial outlook for fiscal 2022. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/42503
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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Forward-Looking Statements.
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•Global economic and financial market conditions, including the conditions resulting from the ongoing COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets in which we compete might materially and negatively impact us.
•    Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•    Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•    We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•    Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•    Loss of any of our principal customers could significantly decrease our sales and profitability.
•    Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•    We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•    If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•    Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•    Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•    Changes in production costs, including raw material prices, freight and labor, could erode our profit margins and negatively impact operating results, and reactions to our pricing actions.
•    The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•    We may be unable to generate anticipated cost savings (including from our restructuring programs), successfully implement our strategies, or efficiently manage our supply chain and manufacturing processes, and our profitability and cash flow could suffer as a result.
•    Sales of certain of our products are seasonal and adverse weather conditions during our peak selling seasons for certain auto care products could have a material adverse effect.
•    A failure of a key information technology system could adversely impact our ability to conduct business.

•    Our operations depend on the use of information technology systems that are subject to data privacy regulations, including recently effective European Union requirements, and could be the target of cyberattack.
•    We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•    We may experience losses or be subject to increased funding and expenses related to our pension plans.
•    The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from our projections, which may adversely affect our future profitability, cash flows and stock price.
•    If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•    We may be unable to realize the anticipated benefits of the 2019 acquisitions of the global auto care and battery, lighting and power businesses from Spectrum Brands.
•    The 2019 auto care and battery acquisitions may have liabilities that are not known to us and the acquisition agreements may not provide us with sufficient indemnification with respect to such liabilities.
•    Our business involves the potential for claims of product liability, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•    Our business is subject to increasing regulation in the U.S. and abroad, the uncertainty and cost of future compliance and consequence of non-compliance with which may have a material adverse effect on our business.
•    Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•    We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.
•    We cannot guarantee that any share repurchase program will be fully consummated or that any share repurchase program will enhance long-term stockholder value, and share repurchases could increase the volatility of the price of our stock and diminish our cash reserves.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 17, 2020.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020

Net sales	$766.0	$763.0	$3,021.5	$2,744.8
Cost of products sold (1)	486.3	481.2	1,860.1	1,662.9
Gross profit	279.7	281.8	1,161.4	1,081.9
Selling, general and administrative expense (1)	121.8	132.3	487.2	483.3
Advertising and promotion expense	41.3	40.2	162.1	147.1
Research and development expense (1)	9.7	9.8	34.5	35.4
Amortization of intangible assets	15.2	14.2	61.2	56.5
Interest expense	36.8	50.2	161.8	195.0
Loss on extinguishment of debt (2)	—	90.7	103.3	94.9
Other items, net (1)	(2.1)	(3.8)	(2.9)	2.0
Earnings/(loss) before income taxes	57.0	(51.8)	154.2	67.7
Income tax (benefit)/provision	(26.2)	(10.1)	(6.7)	20.9
Net earnings/(loss) from continuing operations	$83.2	$(41.7)	$160.9	$46.8
Net loss from discontinued operations (3)	—	(9.8)	—	(140.1)
Net earnings/(loss)	83.2	(51.5)	160.9	(93.3)
Mandatory preferred stock dividends	(4.1)	(4.1)	(16.2)	(16.2)
Net earnings/(loss) attributable to common shareholders	$79.1	$(55.6)	$144.7	$(109.5)

Basic net earnings/(loss) per common share - continuing operations	$1.17	$(0.67)	$2.12	$0.44
Basic net loss per common share - discontinued operations	—	(0.14)	—	(2.03)
Basic net earnings/(loss) per common share	$1.17	$(0.81)	$2.12	$(1.59)

Diluted net earnings/(loss) per common share - continuing operations	$1.14	$(0.67)	$2.11	$0.44
Diluted net loss per common share - discontinued operations	—	(0.14)	—	(2.02)
Diluted net earnings/(loss) per common share	$1.14	$(0.81)	$2.11	$(1.58)

Weighted average shares of common stock - Basic	67.6	68.5	68.2	68.8
Weighted average shares of common stock - Diluted	72.8	68.5	68.7	69.5
(1) See the Supplemental Schedules - Non-GAAP Reconciliation attached which breaks out the Acquisition and integration related items included within these lines.

(2) The Loss on the extinguishment of debt for the twelve months ended September 30, 2021 relates the Company's redemption of the €650 million Senior Notes due in 2026 in June 2021, the redemption of the $600.0 million Senior Notes due in 2027 in January 2021 and the term loan refinancing in December 2020. The quarter ended September 30, 2020 relates to the Company's redemption of the $750.0 million Senior Notes due in 2026 in September 2020 and the redemption of the $600.0 million Senior Notes due in 2025 in July 2020. The twelve months ended September 30, 2020 also includes the write off of deferred financing fees related to the term loan refinancing in December 2019.

(3) Included in these results is the pre-tax loss on the disposition of the Varta consumer battery business of $141.6 million in the twelve months ended September 30, 2020. The Net loss on discontinued operations is net of income tax expense of $5.4 million and a benefit of $1.2 million for the quarter and twelve months ended September 30, 2020, respectively.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$238.9	$459.8
Restricted cash	—	790.0
Trade receivables	292.9	292.0
Inventories	728.3	511.3
Other current assets	179.4	157.8
Total current assets	$1,439.5	$2,210.9
Property, plant and equipment, net	382.9	352.1
Operating lease asset	112.3	121.9
Goodwill	1,053.8	1,016.0
Other intangible assets, net	1,871.3	1,909.0
Deferred tax asset	21.7	24.3
Other assets	126.0	94.1
Total assets	$5,007.5	$5,728.3
Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$841.3
Current portion of capital leases	2.3	1.7
Notes payable	105.0	3.8
Accounts payable	454.8	378.1
Current operating lease liabilities	15.5	14.8
Other current liabilities	356.8	408.7
Total current liabilities	$946.4	$1,648.4
Long-term debt	3,333.4	3,306.9
Operating lease liabilities	102.3	111.9
Deferred tax liability	91.3	140.4
Other liabilities	178.4	211.6
Total liabilities	$4,651.8	$5,419.2
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	832.0	859.2
Retained earnings	(5.0)	(66.2)
Treasury stock	(241.6)	(176.9)
Accumulated other comprehensive loss	(230.4)	(307.7)
Total shareholders' equity	$355.7	$309.1
Total liabilities and shareholders' equity	$5,007.5	$5,728.3

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2021	2020
Cash Flow from Operating Activities
Net earnings/(loss)	$160.9	$(93.3)
Loss from discontinued operations	—	(140.1)
Net earnings from continuing operations	$160.9	$46.8
Adjustments to reconcile net earnings to net cash flow from operations:
Non-cash integration and restructuring charges	8.9	17.8
Depreciation and amortization	118.5	111.9
Deferred income taxes	(62.9)	(34.8)
Share-based compensation expense	10.2	24.5
Gain on sale of real estate	(3.3)	—
Loss on extinguishment on debt	103.3	94.9
Non-cash items included in income, net	17.3	23.1
Other, net	(3.9)	(7.1)
Changes in assets and liabilities used in operations, net of acquisitions
Decrease in accounts receivable, net	9.5	47.8
Increase in inventories	(211.8)	(39.8)
(Increase)/decrease in other current assets	(7.4)	53.4
Increase in accounts payable	51.4	76.2
Decrease in other current liabilities	(11.0)	(25.4)
Net cash from operating activities from continuing operations	179.7	389.3
Net cash used by operating activities from discontinued operations	—	(12.9)
Net cash from operating activities	179.7	376.4
Cash Flow from Investing Activities
Capital expenditures	(64.9)	(65.3)
Proceeds from sale of assets	5.7	6.4
Acquisitions, net of cash acquired	(67.2)	(5.1)
Net cash used by investing activities from continuing operations	(126.4)	(64.0)
Net cash from investing activities from discontinued operations	—	280.9
Net cash (used by)/from investing activities	(126.4)	216.9
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,982.6	2,020.6
Payments on debt with maturities greater than 90 days	(2,773.8)	(1,393.5)
Net increase/(decrease) in debt with maturities 90 days or less	102.1	(30.2)
Debt issuance costs	(29.0)	(26.5)
Premiums paid on extinguishment of debt	(141.1)	(18.3)
Dividends paid on common stock	(83.9)	(85.4)
Dividends paid on mandatory convertible preferred stock	(16.2)	(16.2)
Common stock repurchased	(96.3)	(45.0)
Payment of contingent consideration	(6.8)	—
Taxes paid for withheld share-based payments	(6.7)	(11.3)
Net cash (used by)/from financing activities from continuing operations	(1,069.1)	394.2
Net cash used by financing activities from discontinued operations	—	(1.1)
Net cash (used by)/from financing activities	(1,069.1)	393.1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4.9	4.9
Net (decrease)/increase in cash, cash equivalents and restricted cash from continuing operations	(1,010.9)	724.4
Net increase in cash, cash equivalents, and restricted cash from discontinued operations	—	266.9
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(1,010.9)	991.3
Cash, cash equivalents and restricted cash, beginning of period	1,249.8	258.5
Cash, cash equivalents and restricted cash, end of period	$238.9	$1,249.8

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2021
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs, an acquisition earn out, loss on extinguishment of debt and the one-time impact of the CARES Act and Tax structuring. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, loss on extinguishment of debt, other items, net, and charges related to acquisition and integration and an acquisition earn out have all been excluded from segment profit.

Adjusted net earnings from continuing operations and Adjusted Diluted net earnings per common share - continuing operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, an acquisition earn out, the loss on extinguishment of debt, and the one-time impact of the CARES ACT and Tax structuring.

Non-GAAP Tax Rate. This is the tax rate when excluding the after tax impact of acquisition and integration, an acquisition earn out and the loss on extinguishment of debt calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the CARES Act and Tax structuring.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, operations in Argentina, and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed two acquisitions in the first fiscal quarter of 2021, a battery plant in Indonesia on October 1, 2020 and a formulation company in the United States on December 1, 2020 (Formulations Acquisition). These adjustments include the impact the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with the acquisitions.
Change in Argentina operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate, as well as the impact of hedging on the currency fluctuation.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as a percent of sales, adjusted R&D, and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and an acquisition earn out.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. These expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, loss on extinguishment of debt and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, an acquisition earn out and share-based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2021
Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability for the quarter and twelve months ended September 30, 2021 and 2020, respectively, are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2021	2020	2021	2020
Net Sales
Americas	$561.5	$554.9	$2,155.3	$1,971.2
International	204.5	208.1	866.2	773.6
Total net sales	$766.0	$763.0	$3,021.5	$2,744.8
Segment Profit
Americas	$147.9	$144.6	$563.8	$498.5
International	28.1	28.4	163.3	155.8
Total segment profit	$176.0	$173.0	$727.1	$654.3
General corporate and other expenses (1)	(24.7)	(29.8)	(96.0)	(103.8)
Global marketing expense (2)	(13.2)	(9.1)	(41.9)	(28.2)
Research and development expense - Adjusted (3)	(9.7)	(9.7)	(33.4)	(34.1)
Amortization of intangible assets	(15.2)	(14.2)	(61.2)	(56.5)
Acquisition and integration costs (4)	(14.3)	(20.4)	(68.9)	(68.0)
Acquisition earn out (5)	(1.1)	—	(3.4)	—
Loss on extinguishment of debt	—	(90.7)	(103.3)	(94.9)
Interest expense	(36.8)	(50.2)	(161.8)	(195.0)
Other items, net - Adjusted (6)	(4.0)	(0.7)	(3.0)	(6.1)
Total earnings/(loss) before income taxes	$57.0	$(51.8)	$154.2	$67.7
(1) Of this amount, $2.9 million were recorded in Cost of products sold for the twelve months ended September 30, 2020 and the remainder was recorded in SG&A in the Consolidated (Condensed) Statement of Earnings.
(2) The quarter and twelve months ended September 30, 2021 includes $5.5 million and $20.0 million recorded in SG&A respectively, and $7.7 million and $21.9 million recorded in A&P, respectively, on the Consolidated (Condensed) Statement of Earnings. The quarter and twelve months ended September 30, 2020 includes $3.6 million and $12.1 million recorded in SG&A respectively, and $5.5 million and $16.1 million recorded in A&P, respectively, on the Consolidated (Condensed) Statement of Earnings.
(3) Research and development expense for the twelve months ended September 30, 2021 included $1.1 million and included $0.1 million and $1.3 million for the quarter and twelve months ended September 30, 2020, respectively, of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
(4) See the Supplemental Schedules - Non-GAAP Reconciliation for where these charges are recorded in unaudited Consolidated (Condensed) Statement of Earnings.
(5) This represents the estimated earn out achieved through September 30, 2021 under the incentive agreements entered into with the Formulations Acquisition and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(6) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2021	2020	2021	2020
Batteries	$565.6	$579.5	$2,267.4	$2,099.8
Auto Care	159.8	142.7	606.9	513.0
Lights, Licensing and Other	40.6	40.8	147.2	132.0
Total Net sales	$766.0	$763.0	$3,021.5	$2,744.8

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2021
(In millions, except for per share data- Unaudited)
The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share -
continuing operations, which are non-GAAP measures.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2021	2020	2021	2020
Net earnings/(loss) attributable to common shareholders	$79.1	$(55.6)	$144.7	$(109.5)
Mandatory preferred stock dividends	(4.1)	(4.1)	(16.2)	(16.2)
Net earnings/(loss)	83.2	(51.5)	160.9	(93.3)
Net loss from discontinued operations, net of tax	—	(9.8)	—	(140.1)
Net earnings/(loss) from continuing operations	$83.2	$(41.7)	$160.9	$46.8
Pre-tax adjustments
Acquisition and integration (1)	$14.3	$20.4	$68.9	$68.0
Acquisition earn out	1.1	—	3.4	—
Loss on extinguishment of debt	—	90.7	103.3	94.9
Total adjustments, pre-tax	$15.4	$111.1	$175.6	$162.9
After tax adjustments
Acquisition and integration	$12.2	$19.9	$54.3	$55.2
Acquisition earn out	0.9	—	2.6	—
Loss on extinguishment of debt	—	69.8	76.1	73.0
Tax structuring	(38.5)	—	(38.5)	—
One-time impact of the CARES Act	—	(3.3)	—	1.8
Total adjustments, after tax	$(25.4)	$86.4	$94.5	$130.0
Adjusted net earnings from continuing operations (2)	$57.8	$44.7	$255.4	$176.8
Diluted net earnings/(loss) per common share - continuing operations	$1.14	$(0.67)	$2.11	$0.44
Adjustments
Acquisition and integration	0.17	0.29	0.79	0.79
Acquisition earn out	0.01	—	0.03	—
Loss on extinguishment of debt	—	1.01	1.11	1.05
Tax structuring	(0.53)	—	(0.56)	—
One-time impact of the CARES Act	—	(0.05)	—	0.03
Impact for diluted share calculation (3)	—	0.01	—	—
Adjusted diluted net earnings per diluted common share - continuing operations	$0.79	$0.59	$3.48	$2.31
Weighted average shares of common stock - Diluted	72.8	68.5	68.7	69.5
Adjusted Weighted average shares of common stock - Diluted (3)	72.8	69.4	68.7	69.5
(1) See Supplemental Schedules - Non-GAAP Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) The Effective tax rate for the Adjusted - Non-GAAP Net Earnings and Diluted EPS for the quarters ended September 30, 2021 and 2020 was 20.2% and 24.6%, respectively, and for the twelve months ended September 30, 2021 and 2020 was 22.6% and 23.3%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.
(3) For the quarter ended September 30, 2021, the diluted net earnings per common share is assuming the conversion of the mandatory convertible preferred stock to 4.7 million shares of common stock and excluding the mandatory preferred stock dividends from net earnings. For the year ended September 30, 2021 and both the quarter and year ended September 30, 2020, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares and restricted stock as they are dilutive to the calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2021
(In millions, except per share data - Unaudited)

Net Sales
Americas	Q1'21	% Chg	Q2'21	% Chg	Q3'21	% Chg	Q4'21	% Chg	FY '21	% Chg
Net sales - prior year	$514.5		$409.9		$491.9		$554.9		$1,971.2
Organic	65.9	12.8%	64.0	15.6%	23.2	4.7%	2.4	0.4%	155.5	7.9%
Impact of FY21 Acquisition	7.3	1.4%	7.6	1.9%	3.6	0.7%	0.4	0.1%	18.9	1.0%
Change in Argentina operations	2.8	0.5%	0.8	0.2%	1.9	0.4%	1.3	0.2%	6.8	0.3%
Impact of currency	(3.9)	(0.7)%	(0.3)	(0.1)%	4.6	1.0%	2.5	0.5%	2.9	0.1%
Net sales - current year	$586.6	14.0%	$482.0	17.6%	$525.2	6.8%	$561.5	1.2%	$2,155.3	9.3%

International
Net sales - prior year	$222.3		$177.1		$166.1		$208.1		$773.6
Organic	27.4	12.3%	10.7	6.0%	15.1	9.1%	(8.2)	(3.9)%	45.0	5.8%
Impact of FY21 Acquisition	2.3	1.0%	3.1	1.8%	1.3	0.8%	1.4	0.7%	8.1	1.0%
Impact of currency	10.0	4.6%	12.2	6.9%	14.1	8.5%	3.2	1.5%	39.5	5.2%
Net sales - current year	$262.0	17.9%	$203.1	14.7%	$196.6	18.4%	$204.5	(1.7)%	$866.2	12.0%

Total Net Sales
Net sales - prior year	$736.8		$587.0		$658.0		$763.0		$2,744.8
Organic	93.3	12.7%	74.7	12.7%	38.3	5.8%	(5.8)	(0.8)%	200.5	7.3%
Impact of FY21 Acquisition	9.6	1.3%	10.7	1.8%	4.9	0.7%	1.8	0.2%	27.0	1.0%
Change in Argentina operations	2.8	0.4%	0.8	0.1%	1.9	0.3%	1.3	0.2%	6.8	0.2%
Impact of currency	6.1	0.8%	11.9	2.1%	18.7	2.9%	5.7	0.8%	42.4	1.6%
Net sales - current year	$848.6	15.2%	$685.1	16.7%	$721.8	9.7%	$766.0	0.4%	$3,021.5	10.1%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Twelve Months Ended September 30, 2021
(In millions, except per share data - Unaudited)

Segment Profit
Americas	Q1'21	% Chg	Q2'21	% Chg	Q3'21	% Chg	Q4'21	% Chg	FY '21	% Chg
Segment Profit - prior year	$129.2		$101.8		$122.9		$144.6		$498.5
Organic	25.8	20.0%	29.8	29.3%	3.2	2.6%	2.5	1.7%	61.3	12.3%
Impact of FY 2021 Acquisition	1.1	0.9%	1.5	1.5%	0.4	0.3%	(0.7)	(0.5)%	2.3	0.5%
Change in Argentina operations	2.3	1.8%	0.8	0.8%	1.2	1.0%	1.5	1.0%	5.8	1.2%
Impact of currency	(2.5)	(2.0)%	(1.6)	(1.6)%	—	—%	—	0.1%	(4.1)	(0.9)%
Segment Profit - current year	$155.9	20.7%	$132.3	30.0%	$127.7	3.9%	$147.9	2.3%	$563.8	13.1%

International
Segment Profit - prior year	$52.2		$40.4		$34.8		$28.4		$155.8
Organic	0.7	1.3%	(6.0)	(14.9)%	(5.2)	(14.9)%	(0.4)	(1.4)%	(10.9)	(7.0)%
Impact of FY 2021 Acquisition	0.2	0.4%	0.3	0.7%	(0.1)	(0.3)%	(0.2)	(0.7)%	0.2	0.1%
Impact of currency	6.7	12.9%	4.9	12.2%	6.3	18.1%	0.3	1.0%	18.2	11.7%
Segment Profit - current year	$59.8	14.6%	$39.6	(2.0)%	$35.8	2.9%	$28.1	(1.1)%	$163.3	4.8%

Total Segment Profit
Segment Profit - prior year	$181.4		$142.2		$157.7		$173.0		$654.3
Organic	26.5	14.6%	23.8	16.7%	(2.0)	(1.3)%	2.1	1.2%	50.4	7.7%
Impact of FY 2021 Acquisition	1.3	0.7%	1.8	1.3%	0.3	0.2%	(0.9)	(0.5)%	2.5	0.4%
Change in Argentina operations	2.3	1.3%	0.8	0.6%	1.2	0.8%	1.5	0.9%	5.8	0.9%
Impact of currency	4.2	2.3%	3.3	2.3%	6.3	4.0%	0.3	0.1%	14.1	2.1%
Segment Profit - current year	$215.7	18.9%	$171.9	20.9%	$163.5	3.7%	$176.0	1.7%	$727.1	11.1%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Twelve Months Ended September 30, 2021
(In millions, except per share data - Unaudited)

Gross Profit	Q1'21	Q2'21	Q3'21	Q4'21	Q1'20	Q2'20	Q3'20	Q4'20	2021	2020
Net Sales	$848.6	$685.1	$721.8	$766.0	$736.8	$587.0	$658.0	$763.0	$3,021.5	$2,744.8
Cost of products sold - adjusted	503.0	407.3	438.9	477.2	428.6	343.1	389.3	469.9	1,826.4	1,630.9
Adjusted Gross Profit	$345.6	$277.8	$282.9	$288.8	$308.2	$243.9	$268.7	$293.1	$1,195.1	$1,113.9
Adjusted Gross Margin	40.7%	40.5%	39.2%	37.7%	41.8%	41.6%	40.8%	38.4%	39.6%	40.6%
Acquisition and integration costs	7.7	7.3	9.6	9.1	6.9	8.3	5.5	11.3	33.7	32.0
Reported Cost of products sold	510.7	414.6	448.5	486.3	435.5	351.4	394.8	481.2	1,860.1	1,662.9
Reported Gross Profit	$337.9	$270.5	$273.3	$279.7	$301.3	$235.6	$263.2	$281.8	$1,161.4	$1,081.9
Reported Gross Margin	39.8%	39.5%	37.9%	36.5%	40.9%	40.1%	40.0%	36.9%	38.4%	39.4%

SG&A	Q1'21	Q2'21	Q3'21	Q4'21	Q1'20	Q2'20	Q3'20	Q4'20	2021	2020
Segment SG&A	$84.9	$82.8	$79.7	$80.5	$84.1	$82.4	$78.5	$86.8	$327.9	$331.8
Corporate SG&A	23.9	26.6	22.0	23.5	24.0	23.0	25.2	28.4	96.0	100.6
Global Marketing	4.9	4.7	4.9	5.4	2.9	2.6	3.0	3.6	19.9	12.1
SG&A Adjusted - subtotal	$113.7	$114.1	$106.6	$109.4	$111.0	$108.0	$106.7	$118.8	$443.8	$444.5
SG&A Adjusted % of Net Sales	13.4%	16.7%	14.8%	14.3%	15.1%	18.4%	16.2%	15.6%	14.7%	16.2%
Acquisition and integration costs	10.4	8.6	9.7	11.3	11.1	8.1	6.1	13.5	40.0	38.8
Acquisition earn out	—	1.1	1.2	1.1	—	—	—	—	3.4	—
Reported SG&A	$124.1	$123.8	$117.5	$121.8	$122.1	$116.1	$112.8	$132.3	$487.2	$483.3
Reported SG&A % of Net Sales	14.6%	18.1%	16.3%	15.9%	16.6%	19.8%	17.1%	17.3%	16.1%	17.6%

Other items, net	Q1'21	Q2'21	Q3'21	Q4'21	Q1'20	Q2'20	Q3'20	Q4'20	2021	2020
Interest income	$(0.1)	$(0.2)	$(0.2)	$(0.2)	$(0.1)	$(0.1)	$(0.2)	$(0.2)	$(0.7)	$(0.6)
Foreign currency exchange loss/(gain)	1.3	0.5	(0.9)	4.6	(0.4)	5.5	2.9	0.7	5.5	8.7
Pension benefit other than service costs	(0.5)	(0.5)	(0.6)	(0.3)	(0.5)	(0.5)	(0.5)	(0.2)	(1.9)	(1.7)
Other	—	0.1	0.1	(0.1)	0.1	0.3	(1.1)	0.4	0.1	(0.3)
Adjusted Other items, net	0.7	(0.1)	(1.6)	4.0	(0.9)	5.2	1.1	0.7	3.0	6.1
Acquisition foreign currency loss	—	—	—	—	2.2	—	—	—	—	2.2
Transition services agreement income	—	—	—	—	(0.3)	(0.1)	(0.4)	(0.1)	—	(0.9)
Gain on sale of assets	—	—	—	(3.3)	(1.0)	—	—	—	(3.3)	(1.0)
Pre-acquisition insurance proceeds	—	—	—	—	—	—	—	(4.9)	—	(4.9)
Other	0.1	—	0.1	(2.8)	—	—	—	0.5	(2.6)	0.5
Acquisition and integration cost	0.1	—	0.1	(6.1)	0.9	(0.1)	(0.4)	(4.5)	(5.9)	(4.1)
Total Other items, net Reported	$0.8	$(0.1)	$(1.5)	$(2.1)	$—	$5.1	$0.7	$(3.8)	$(2.9)	$2.0

Acquisition and integration	Q1'21	Q2'21	Q3'21	Q4'21	Q1'20	Q2'20	Q3'20	Q4'20	2021	2020
Cost of products sold	$7.7	$7.3	$9.6	$9.1	$6.9	$8.3	$5.5	$11.3	$33.7	$32.0
SG&A	10.4	8.6	9.7	11.3	11.1	8.1	6.1	13.5	40.0	38.8
Research and development	0.1	0.9	0.1	—	0.4	0.6	0.2	0.1	1.1	1.3
Other items, net	0.1	—	0.1	(6.1)	0.9	(0.1)	(0.4)	(4.5)	(5.9)	(4.1)
Acquisition and integration related items	$18.3	$16.8	$19.5	$14.3	$19.3	$16.9	$11.4	$20.4	$68.9	$68.0

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Twelve Months Ended September 30, 2021
(In millions, except per share data - Unaudited)

	Q1'21	Q2'21	Q3'21	Q4'21	FY 2021
Net earnings/(loss) from continuing operations	$67.1	$(10.2)	$20.8	$83.2	$160.9
Income tax provision/(benefit)	20.2	(3.5)	2.8	(26.2)	(6.7)
Earnings/(loss) before income taxes	87.3	(13.7)	23.6	57.0	154.2
Interest expense	47.3	39.1	38.6	36.8	161.8
Loss on extinguishment of debt	5.7	70.0	27.6	—	103.3
Depreciation & Amortization	29.8	28.9	30.0	29.8	118.5
EBITDA	170.1	124.3	119.8	123.6	537.8
Adjustments:
Acquisition and integration costs	18.3	16.8	19.5	14.3	68.9
Acquisition earn out	—	1.1	1.2	1.1	3.4
Share-based payments	4.0	5.4	3.9	(3.1)	10.2
Adjusted EBITDA	$192.4	$147.6	$144.4	$135.9	$620.3

Free Cash Flow	2021	2020
Net cash from operating activities	$179.7	$389.3
Capital expenditures	(64.9)	(65.3)
Proceeds from sale of assets	5.7	6.4
Free Cash Flow - subtotal	$120.5	$330.4
Cash paid for acquisition and integration expenses (1)	48.3	33.7
Cash paid for integration related capital expenditures	34.7	41.0
Adjusted Free Cash Flow	$203.5	$405.1
(1) These expenses include financing costs, success fees, consulting and legal costs incurred to complete the acquisition, as well as integration costs incurred since the acquisition.

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
Fiscal 2022 Outlook
(In millions, except per share data - Unaudited)

Fiscal Year 2022 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings			EPS
Fiscal Year 2022 - GAAP Outlook	$198	to	$225	$2.77	to	$3.13
Impacts:
Acquisition earn out	1		1	0.01		0.01
Acquisition and integration costs, net of tax benefit	16	to	12	0.22	to	0.16

Fiscal Year 2022 - Adjusted Outlook	$215	to	$238	$3.00	to	$3.30

Fiscal Year 2022 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings from continuing operations	$198	to	$225
Income tax provision	41	to	69
Earnings before income taxes	$239	to	$294
Interest expense	150	to	145
Amortization	65	to	60
Depreciation	65	to	60
EBITDA	$519	to	$559

Adjustments:
Integration costs	20	to	15
Acquisition earn out	1		1
Share-based payments	20	to	15
Adjusted EBITDA	$560	to	$590